As filed with the Securities and Exchange Commission on December 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tuniu Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Tuniu Building No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

The People’s Republic of China

+86 (25) 8685-3969

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168
(Name and address of agent for service)

Tel: +1-212-947-7200

(Telephone number, including area code, of agent for service)

Copies to:

Mr. Anqiang Chen Financial Controller Tuniu Building No. 699-32 Xuanwudadao, Xuanwu District Nanjing, Jiangsu Province 210042 The People’s Republic of China Telephone: +(86) 25 86853969	Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP JingAn Kerry Centre, Tower II 46th Floor 1539 Nanjing West Road Shanghai, the People's Republic of China +86 21 6193-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Emerging growth company ☐		Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum Offering Price Per Share	Proposed Maximum aggregate offering price	Amount of registration fee
Class A ordinary shares, par value US$0.0001 per share	15,271,428 (3)	US$1.9469 (3)	US$29,731,943	US$3,244.75
Class A ordinary shares, par value US$0.0001 per share	21,192,835 (4)	US$0.7350(4)	US$15,576,734	US$1,699.42
Total	36,464,263	-	US$45,308,677	US$4,944.17

(1)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents three Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (File No.: 333-195515).
(2)	The amount to be registered represents Class A ordinary shares that that have been automatically added to the 2014 Share Incentive Plan (the "2014 Plan") in December 2014, August 2015 and December 2016, respectively, pursuant to the 2014 Plan’s Evergreen Provision (as defined below), which were not previously registered under the Registrant’s registration statements on Form S-8 initially filed on August 13, 2014, as amended (File No. 333-198111) (the “Prior Registration Statement.”) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2014 Plan. Any Class A ordinary shares covered by an award granted under the 2014 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the 2014 Plan.
(3)	Represents Class A ordinary shares issuable upon exercise of outstanding options granted out of the total amount of 36,464,263 Class A ordinary shares to be registered in this registration statement under the 2014 Plan as of the date of this registration statement. The corresponding proposed maximum offering price per share for these shares represents the weighted average exercise price of such outstanding options.
(4)	Represents Class A ordinary shares reserved for future award grants out of the total amount of 36,464,263 Class A ordinary shares to be registered in this registration statement under the 2014 Plan. The corresponding proposed maximum offering price per share for these shares, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $2.2050 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Market on December 4, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 36,464,263 Class A ordinary shares of Tuniu Corporation (the “Registrant”) that have been added to the award pool pursuant to the terms of 2014 Plan.

Previously, an aggregate of 23,875,140 Class A ordinary shares of the Registrant were registered for issuance under the 2008 Incentive Compensation Plan and the 2014 Plan pursuant to the Registrant’s registration statements on the Prior Registration Statement.  In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except as otherwise set forth herein. Under the 2014 Plan, the number of shares reserved for future issuances under the 2014 Plan will be increased automatically if and whenever the ordinary shares reserved under the 2014 Plan (exclusive of the total number of shares underlying the options or other awards granted previously that remain outstanding) account for less than 1% of the total then-issued and outstanding ordinary shares on an as-converted basis, and the ordinary shares reserved under the 2014 Plan immediately after each such increase shall equal to 5% of the then-issued and outstanding ordinary shares on an as-converted basis (the "Evergreen Provision"). Pursuant to the Evergreen Provision, the maximum aggregate number of shares which may be issued under the 2014 Plan increased automatically by an aggregate of 36,464,263 Class A ordinary shares in December 2014, August 2015 and December 2016, respectively. As of the date of this registration statement, the maximum aggregate number of shares which may be issued under the 2014 Plan is 41,964,263 Class A ordinary shares. The newly added 36,464,263 Class A ordinary shares are being registered on this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on May 22, 2020; and

(b)	The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36430) filed with the Commission on April 28, 2014, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Fifth amended and restated memorandum and articles of association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1(file no. 333-195075), as amended, initially filed with the Securities and Exchange Commission on April 4, 2014).
4.2	Registrant’s specimen certificate for Class A ordinary shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1(file no. 333-195075), as amended, initially filed with the Securities and Exchange Commission on April 4, 2014)
4.3	Form of Amended and Restated Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated herein by reference to Exhibit 99.(A) to the Post-Effective Amendment No. 1 to the F-6 Registration Statement (File No. 333-195515), filed with the Security and Exchange Commission on December 1, 2020)
5.1*	Opinion of Travers Thorp Alberga, regarding the legality of the Class A ordinary shares being registered
10.1	2008 incentive compensation plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1(file no. 333-195075), as amended, initially filed with the Securities and Exchange Commission on April 4, 2014)
10.2	2014 share incentive plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1(file no. 333-195075), as amended, initially filed with the Securities and Exchange Commission on April 4, 2014)
23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP
23.2	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page hereto)

___________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nanjing, China, on December 11, 2020.

Tuniu Corporation

By:	/s/ Dunde Yu
	Name:	Dunde Yu
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Dunde Yu and Mr. Anqiang Chen, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dunde Yu	Chairman of the Board of Directors	December 11,
Dunde Yu	and Chief Executive Officer	2020
	(principal executive officer)

/s/ Haifeng Yan	Director	December 11,
Haifeng Yan		2020

/s/ Jie Zhu	Director	December 11,
Jie Zhu		2020

/s/ Kun Li	Director	December 11,
Kun Li		2020

Signature	Title	Date

/s/ Cindy Chen	Independent Director	December 11, 2020
Cindy Chen

/s/ Frank Lin	Independent Director	December 11, 2020
Frank Lin

/s/ Tao Yang	Independent Director	December 11, 2020
Tao Yang

/s/ Onward Choi	Independent Director	December 11, 2020
Onward Choi

/s/ Jack Xu	Independent Director	December 11, 2020
Jack Xu

/s/ Shengli Hu	Independent Director	December 11, 2020
Shengli Hu

/s/ Anqiang Chen	Financial Controller	December 11, 2020
Anqiang Chen	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the Securities Act, as amended, the undersigned, the duly authorized representative in the United States of Tuniu Corporation, has signed this registration statement or amendment thereto in New York, New York, the United States, on December 11, 2020.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
Title: Senior Vice President